Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$7,330,530	$849.61

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

Dated September 27, 2017

HSBC USA Inc. Trigger Absolute Return Step Securities

$7,330,530 Securities Linked to the EURO STOXX 50® Index due on September 30, 2022

Investment Description

These Trigger Absolute Return Step Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the EURO STOXX 50® Index (the “Underlying Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. The amount HSBC will pay you at maturity is based on the Underlying Index Return and on whether the Final Level is above or below the Step Barrier (which is equal to the Initial Level). If the Final Level is below the Step Barrier (which is equal to the Initial Level), the amount HSBC will pay you at maturity is based on whether the Final Level is above or below the Downside Threshold. If the Final Level is equal to or greater than the Step Barrier (which is equal to the Initial Level), at maturity HSBC will pay you the full Principal Amount plus a return equal to the greater of the 43.50% Step Return and the Underlying Index Return. If the Final Level is equal to or greater than the Downside Threshold but less than the Initial Level, HSBC will repay your Principal Amount at maturity and pay a return equal to the absolute value of the Underlying Index Return (the “Contingent Absolute Return”). If the Final Level is less than the Downside Threshold, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The Step Payment, the Contingent Absolute Return and the contingent repayment of principal only apply if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

☐   Step Return with Upside Participation: At maturity, HSBC will pay you the Principal Amount plus a minimum return of 43.50%, which we call the “Step Return,” as long as the Underlying Index does not close below the Step Barrier on the Final Valuation Date, with participation in any positive Index Return above the Step Return.

☐    Downside Exposure with Contingent Absolute Return at Maturity: If the Underlying Index Return is negative, but the Underlying Index does not close below the Downside Threshold on the Final Valuation Date, HSBC will pay you the full Principal Amount of the Securities and the Contingent Absolute Return. If the Underlying Index closes below the Downside Threshold on the Final Valuation Date, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Trade Date Settlement Date Final Valuation Date[1] Maturity Date[1] [1] See page 4 for additional details.	September 27, 2017 September 29, 2017 September 23, 2022 September 30, 2022

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger Absolute Return Step Securities linked to the EURO STOXX 50® Index. The Securities are offered at a minimum investment of 100 Securities at the price to public described below.

Underlying Index	Step Return	Initial Level	Step Barrier	Downside Threshold	CUSIP/ISIN
EURO STOXX 50® Index	43.50%	3,555.17	100% of the Initial Level	2,488.62, which is 70.00% of the Initial Level*	40435G378 / US40435G3781

*Rounded to two decimal places

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying Equity Index Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.35 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$7,330,530.00	$256,568.55	$7,073,961.45

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Underlying Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 5, 2015.

2

Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have downside market risk similar to the Underlying Index.

♦   You seek an investment with a return linked to the performance of the Underlying Index and believe the Final Level is likely to be at or above the Step Barrier on the Final Valuation Date.

♦   You understand and accept that your potential positive downside return from the Contingent Absolute Return is limited by the Downside Threshold.

♦   You are willing to invest in the Securities based on the Step Return indicated on the cover hereof.

♦   You understand and accept the risks associated with the Underlying Index.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.

♦   You seek an investment with returns based on the performance of companies in the Eurozone.

♦   You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have downside market risk similar to the Underlying Index.

♦   You believe that the Final Level is unlikely to be at or above the Step Barrier on the Final Valuation Date.

♦   You believe the Underlying Index will depreciate from the Initial Level over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦   You require an investment designed to provide full return of principal at maturity.

♦   You are unwilling to invest in the Securities based on the Step Return indicated on the cover hereof.

♦   You do not understand or accept the risks associated with the Underlying Index.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.

♦   You do not seek an investment with returns based on the performance of companies in the Eurozone.

♦   You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Index, see page 12 of this pricing supplement and page S-11 of the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

3

Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 5 years
Trade Date	September 27, 2017
Settlement Date	September 29, 2017
Final Valuation Date	September 23, 2022, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	September 30, 2022, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Underlying Index	EURO STOXX 50® Index (Ticker: “SX5E”)
Downside Threshold	2,488.62, which is 70% of the Initial Level (rounded to two decimal places).
Step Barrier	100% of the Initial Level.
Step Return	43.50%
Contingent Absolute Return	The absolute value of the Underlying Index Return. For example, if the Underlying Index Return is -5%, the Contingent Absolute Return is 5%.
Payment at Maturity (per $10 Security)[1]

If the Final Level is equal to or greater than the Step Barrier (which is equal to the Initial Level) on the Final Valuation Date, HSBC will repay the Principal Amount plus pay the greater of the Step Return and the Underlying Index Return at maturity, calculated as follows:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Index Return))

If the Final Level is less than the Initial Level but greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay a cash amount at maturity per $10 Principal Amount, calculated as follows:

$10 + ($10 × Contingent Absolute Return)

If the Final Level is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Underlying Index Return)

In this scenario, the Contingent Absolute Return will not apply, you will be exposed to the decline of the Underlying Index and you will lose some or all of your Principal Amount in an amount proportionate to the negative Underlying Index Return.

Underlying Index Return	Final Level – Initial Level Initial Level
Initial Level	3,555.17, which was the Official Closing Level of the Underlying Index on the Trade Date.
Final Level	The Official Closing Level of the Underlying Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Underlying Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SX5E <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40435G378 / US40435G3781
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

4

Investment Timeline

The Initial Level was observed. The Step Barrier and Downside Threshold were determined. The Step Return was set.

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Final Level is equal to or greater than the Step Barrier (which is equal to the Initial Level) on the Final Valuation Date, HSBC will repay the Principal Amount plus pay the greater of the Step Return and the Underlying Index Return at maturity, calculated as follows:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Index Return))

If the Final Level is less than the Initial Level but greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay a cash amount at maturity per $10 Principal Amount, calculated as follows:

$10 + ($10 × Contingent Absolute Return)

If the Final Level is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security resulting in a loss of principal that is proportionate to the negative Underlying Index Return, equal to:

$10 + ($10 × Underlying Index Return).

Under these circumstances, the Contingent Absolute Return will not apply, you will lose a significant portion, and could lose all, of your Principal Amount.

5

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Index and will depend on whether, and to the extent which, the Underlying Index Return is positive or negative and if the Underlying Index Return is negative, whether the Final Level is below the Downside Threshold. If the Final Level is below the Downside Threshold, the Contingent Absolute Return will not apply, you will be fully exposed to any negative Underlying Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Absolute Return and the Step Return Apply at Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying Index at that time is above the Downside Threshold. Additionally, the return you realize from a secondary market sale may not reflect the full economic value of the Contingent Absolute Return, the Step Return or the Securities themselves, and such return may be less than the return of the Underlying Index at the time of sale, even if such return is positive. You can only receive the full benefit of the Contingent Absolute Return and the Step Return from HSBC if you hold the Securities to maturity, subject to HSBC's creditworthiness.

♦	Limited Potential Positive Downside Return on the Securities – Any positive return on the Securities arising from a decrease in the level of the Underlying Index will be limited by the Downside Threshold. This is because, if the Final Level is less than the Step Barrier, HSBC will pay you the Principal Amount plus the Contingent Absolute Return at maturity only if the Final Level is greater than or equal to the Downside Threshold. As a result, the Contingent Absolute Return is limited to 30%, you will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Level is below the Downside Threshold.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise

6

the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Underlying Index Return excludes any cash dividend payments paid on its component stocks.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	Risks Associated With Non-U.S. Companies – The value of the SX5E depends upon the stocks of companies located within the Eurozone, and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the Securities.

♦	The Payments on the Notes Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Index Constituent Stocks are Traded in a Foreign Currency and the Securities are Denominated in U.S. Dollars – Although the equity securities held by the Underlying Index are traded in currencies other than U.S. dollars, and the Securities are denominated in U.S. dollars, the amount payable on the Securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the Underlying Index, and therefore the Securities. The amount we pay in respect of the Securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the Underlying Index sponsor takes account of certain changes affecting those stocks included in the Underlying Index may adversely affect the level of the Underlying Index. The policies of the Underlying Index sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The Underlying Index sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Securities.

♦	The Probability That the Underlying Index Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying Index – “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying Index. Greater expected volatility with respect to the Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying Index's volatility can change significantly over the term of the Securities. The level of the Underlying Index could fall sharply, which could result in a significant loss of principal.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Underlying Index at Any Time Other Than on the Final Valuation Date – The return on the Securities will be based on the Official Closing Level of the Underlying Index on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of the Underlying Index appreciates prior to the Final Valuation Date but then decreases as of that day to a level that is less than the Downside Threshold, the return on the Securities will be less, and may be significantly less, than it would have been had the Securities been linked to the level of the Underlying Index prior to such decrease. Although the actual level of the Underlying Index on the Maturity Date or at other times during the term of the Securities may be higher than the Official Closing Level of the Underlying Index on the Final Valuation Date, the return on the Securities will be based solely on the Official Closing Level of the Underlying Index on the Final Valuation Date.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

7

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Underlying Index or the price of the stocks included in the Underlying Index, and therefore, the market value of the Securities.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affected the terms and features of the Securities at issuance will affect their market price prior to maturity. These factors include the level of the Underlying Index; the volatility of the Underlying Index; the dividend rate paid on stocks included in the Underlying Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks comprising the Underlying Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Underlying Index, may adversely affect the market value of the stocks comprising the Underlying Index, the level of the Underlying Index, and, therefore, the market value of your Securities.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” on page 11 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

8

Scenario Analysis and Examples at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Securities, which are indicated on the cover hereof. These examples do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Investment term:	5 years

Hypothetical Initial Level*:	2,000.00

Hypothetical Step Barrier*:	2,000.00 (100% of the Initial Level)

Hypothetical Downside Threshold*:	1,400.00 (70% of the hypothetical Initial Level)

Step Return:	43.50%

* The actual Initial Level, Step Barrier and Downside Threshold for the Securities are set forth on the cover page of this pricing supplement.

Example 1— The level of the Underlying Index increases from an Initial Level of 2,000.00 to a Final Level of 3,200.00. Because the Underlying Index did not close below the Step Barrier (which is equal to the Initial Level) on the Final Valuation Date and the Underlying Index Return of 70.00% is greater than the Step Return, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Underlying Index Return)

$10 + ($10 × 60.00%) = $16.00

The Payment at Maturity of $16.00 per $10 Security represents a return on the Principal Amount equal to 60.00%, which corresponds to a total return on the Securities of 60.00%.

Example 2— The level of the Underlying Index increases from an Initial Level of 2,000.00 to a Final Level of 2,060.00. Because the Underlying Index did not close below the Step Barrier (which is equal to the Initial Level) on the Final Valuation Date and the Underlying Index Return of 3.00% is less than the Step Return, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Step Return)

$10 + ($10 × 43.50%) = $14.35

The Payment at Maturity of $14.35 per $10 Security represents a return on the Principal Amount equal to the Step Return, which corresponds to a total return on the Securities of 43.50%.

Example 3— The level of the Underlying Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,800.00. Because the Underlying Index declined from the Initial Level but did not close below the Downside Threshold on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Contingent Absolute Return)

$10 + ($10 × 10.00%) = $11.00

The Payment at Maturity of $11.00 per $10 Security represents a return on the Principal Amount equal to the Contingent Absolute Return, which corresponds to a total return on the Securities of 10%. In this case, your return on the Securities will be positive, even though the Final Level is less than the Initial Level.

Example 4— The level of the Underlying Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,200.00. Because the Underlying Index closes below the Downside Threshold on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Underlying Index Return)

$10 + ($10 × -40.00%) = $6.00

The Payment at Maturity of $6.00 per $10 Security represents a loss on the Principal Amount equal to the Underlying Index Return of -40.00%, which corresponds to a total loss on the Securities of 40.00%.

If the Final Level is below the Downside Threshold on the Final Valuation Date, the Contingent Absolute Return will not apply, the Securities will be fully exposed to any decline in the Underlying Index, and you will lose some or all of your Principal Amount at maturity.

9

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Hypothetical Final Level	Hypothetical Underlying Index Return	Payment at Maturity	Hypothetical Return on Securities
4,000.00	100.00%	$20.00	100.00%
3,800.00	90.00%	$19.00	90.00%
3,600.00	80.00%	$18.00	80.00%
3,400.00	70.00%	$17.00	70.00%
3,200.00	60.00%	$16.00	60.00%
3,000.00	50.00%	$15.00	50.00%
2,870.00	43.50%	$14.35	43.50%
2,800.00	40.00%	$14.35	43.50%
2,700.00	35.00%	$14.35	43.50%
2,600.00	30.00%	$14.35	43.50%
2,400.00	20.00%	$14.35	43.50%
2,300.00	15.00%	$14.35	43.50%
2,100.00	5.00%	$14.35	43.50%
2,060.00	3.00%	$14.35	43.50%
2,000.00	0.00%	$14.35	43.50%
1,800.00	-10.00%	$11.00	10.00%
1,700.00	-15.00%	$11.50	15.00%
1,600.00	-20.00%	$12.00	20.00%
1,400.00	-30.00%	$13.00	30.00%
1,200.00	-40.00%	$6.00	-40.00%
1,000.00	-50.00%	$5.00	-50.00%
800.00	-60.00%	$4.00	-60.00%
600.00	-70.00%	$3.00	-70.00%
400.00	-80.00%	$2.00	-80.00%
200.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

* The Underlying Index Return excludes cash dividend payments on the stocks included in the Underlying Index.

10

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Securities will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

11

The EURO STOXX 50® Index

Description of the Underlying Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the Underlying Index, see “The EURO STOXX 50® Index” on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Underlying Index

The following graph sets forth the historical performance of the Underlying Index based on the daily historical closing levels from January 1, 2008 to September 27, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Underlying Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

12

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Return. If a Market Disruption Event exists with respect to the Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price to public less the underwriting discount indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

13